Exhibit 10.8

CATALYST

CONSULTING SERVICES AGREEMENT

Effective Date: April 1, 2009

This Agreement is made by and between Violin Memory, Inc. (“Client”) having a place of business at 33 Wood Avenue South, Iselin, NJ 08830, and Catalyst Operating, a series of Catalyst Emerging Business Advisors, LLC, a Delaware Series LLC (“Catalyst”) having a principal place of business at 25 Metro Dr. Ste. 525, San Jose, CA 95110.

1. Engagement of Service. Client agrees to engage Catalyst under the terms and conditions of this Agreement. Subject to the terms of this Agreement and any such engagement detail, Catalyst will render services (“Services”) as set forth in the Engagement Project attached hereto as Exhibit A and incorporated hereby by reference thereto (“Engagement Project”).

2. Compensation. Client will pay Catalyst the compensation set forth in the Engagement Project for Services rendered pursuant to this Agreement and the Engagement Project in question. Catalyst will be reimbursed for expenses, which are identified in the Engagement Project, or have been pre-approved by Client. Invoices for expenses will be paid by Client net thirty (30) days of receipt (unless otherwise set forth in the Engagement Project).

3. Representations by Client and Catalyst. During the term of this Agreement, the parties represent and warrant as follows:

a. Client materials, communications, representations and requests made to Catalyst in the course of this Agreement are not, to Client’s knowledge, false, deceptive, misleading or illegal, and that Client has all necessary rights to use and distribute such materials; and

b. Client will timely and reasonably cooperate with Catalyst, and will devote the necessary time, attention, personnel and energy to assist Catalyst in the performance of Services under this Agreement.

c. Catalyst, in the performance of its duties hereunder, will exercise its best efforts in performing the Services contemplated hereunder.

d. Catalyst will accurately represent itself to prospects, will respond promptly to prospects, will uphold a high standard of professionalism, ethics, and quality during the engagement and will not make any representations, warranties or statements about Client or its products that are inconsistent with Client statements or product specifications or that, to Catalyst’s knowledge, are false, deceptive, misleading, illegal.

4. Warranties as to Contractual Capacity. Each party warrants and represents to the other party that it: (1) is duly formed and organized, have the requisite legal authority and the ability to enter into this Agreement and to perform according to its terms; (2) has no legal, contractual or other restriction preventing it from entering into this Agreement, performing according to its terms and paying the compensation as set forth in this Agreement; (3) is ready, willing and able to perform under this Agreement; and (4) is not party to any other agreement or understanding, and does not have any obligations which conflict, or may conflict, with the terms, conditions and purposes of this Agreement. Each person signing this Agreement personally warrants and represents that the signer has: (i) full legal authority to sign this Agreement on behalf of the signer’s company and to bind the company to the terms and conditions contained in this Agreement; and (ii) obtained all necessary or required approvals, authorizations and consents from the owners, directors or officers of the signer’s company, prior to signing this Agreement.

5. Independent Contractor Relationship. Catalyst’s relationship with Client is that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship. Catalyst will report as income all compensation received by Catalyst pursuant to this Agreement. No part of Catalyst’s compensation shall be subject to withholding by Client for the payment of any social security, federal, state or any other employee payroll taxes. Catalyst is a limited liability company, and Client may report amounts paid to Catalyst by filing form 1099-Misc. with the IRS as required. Catalyst’s federal employee identification number is 20-1306307. Except as may explicitly be set forth in the Engagement Project, Catalyst and Catalyst’s employees will not be entitled to participate in any plans, arrangements, or distributions by Client pertaining to any bonus, stock option, profit sharing, insurance or any similar or other benefits for Client’s employees. Catalyst will not make any representation, contract or commitment on behalf of Client unless specifically requested or authorized in writing to do so by Client. Catalyst will maintain adequate insurance to protect Client from the following: (i) claims under worker’s compensation an state disability acts; (ii) claims for damages because of bodily injury, sickness, disease or death which arise out of any negligent act or omission of Catalyst; and (iii) claims for damages because of injury to or destruction of tangible or intangible property, including loss of use resulting therefrom, which arise out of any negligent act or omission of Catalyst.

6. Confidential Information.

a. Definition. “Confidential Information” means: (i) any and all non-public technical and business information of each party, including without limitation, any information relating to a party’s know-how, current, future and proposed products and services, financial information, customer lists, business forecasts, sales and consulting, marketing plans and information; and (ii) any other information of a party that is disclosed in writing and is conspicuously designated as “Confidential” at the time of disclosure or such other information which, because of its contents or circumstances of creation would be deemed confidential.

b. Exclusions. “Confidential Information” will not Include any information that; (i) is or becomes generally known to the public through no fault or breach of this Agreement by the receiving party; (ii) the receiving party can demonstrate was rightfully in the receiving party’s possession at the time of disclosure, without an obligation of confidentiality; (iii) is independently developed by the receiving party without use of or access to the disclosing party’s Confidential Information; or (iv) the receiving party rightfully obtains from a third party not under a duty of confidentiality and without restriction on use or disclosure.

c. Obligations. Each party will maintain in confidence all Confidential Information of the other party and will not use such Confidential Information except as expressly permitted herein. Each party will take all reasonable measures to maintain the confidentiality of such Confidentiality Information, but not less than the measures it uses for its confidential information of similar importance. Each party will limit the disclosure of Confidential Information of the other to those of its employees and contractors with a bona fide need to access such Confidential Information for a party’s exercise of its rights and obligations under this Agreement; provided that all such employees and contractors are subject to binding use and disclosure restrictions at least as protective as those set forth herein.

d. In the event of Catalyst’s actual or threatened breach of the provisions of this paragraph, Client shall be entitled to an injunction restraining Catalyst therefrom. Nothing shall be construed as prohibiting Client from pursuing any other available remedies for such breach or threatened breach, including the recovery of damages from the Catalyst. The obligations of Catalyst under this Paragraph shall survive the termination or expiration of Catalyst’s engagement hereunder.

7. Indemnification.

a. For purposes of this paragraph: (i) the term “Claims” shall be defined as any and all claims, demands, or causes of action brought by third parties and any liabilities, losses, damages or expenses resulting therefrom, including, but not limited to, taxes, penalties and interest, accounting fees, expert and professional fees, court costs and reasonable attorney fees; and (ii) the term “Acts” shall be, defined as a material misstatement of any representation and/or a breach of any covenant or warranty made by a party or its employees under this Agreement, or any overt acts committed by a party or its employees that harm the other party or invade the other party’s privacy and confidential communications including, but not limited to, the unauthorized use or invasion of, or interference with, the other party’s computer hardware or software, electronic equipment, business operations or intellectual properly.

b. Catalyst hereby agrees to defend, indemnify and hold harmless Client from and against any and all Claims arising out of or relating to any Acts committed by Catalyst; and Client hereby agrees to defend, indemnify and hold harmless Catalyst from and against any and all Claims arising out of or related to any Acts committed by Client.

c. Each party agrees to give the other prompt notice of any such Claims and will, to the extent a party is not adversely affected, cooperate fully with the other party in the defense and settlement thereof. The indemnifying party shall have sole authority to control the defense and settlement of any such Claims.

8. Professionalism. Catalyst is responsible for performing the Services in a competent and professional manner. Catalyst may hire others to perform the Services under this agreement. Catalyst will be held legally responsible and liable for any and all breaches of this Agreement by Catalyst or its agents or contractors that cause damage or loss to Client.

9. Term and Termination. This Agreement is effective as of the Effective Date set forth above and will continue in effect for two (2) years or 730 days, unless otherwise terminated, which may be accomplished by either party, at any time, for any or no reason, upon at least 60 days prior written notice to the other party (“Termination”); provided, however, that prior to May 19, 2009, this Agreement may be terminated immediately upon written notice by either party. In the event of Termination, Catalyst shall be entitled to receive payment for (a) all expenses properly incurred hereunder prior to the date of Termination, (b) any Commissions earned (as defined in Exhibit A hereto) prior to Termination.

10. Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by telecopy or facsimile transmission upon acknowledgement of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth above or such other address as either party may specify in writing.

11. Successors and Assigns. Neither party may assign such party’s rights or delegate such party’s duties under this Agreement either in whole or in part without the prior written consent of the other party. Any attempted assignment or delegation without such consent will be void. Notwithstanding the foregoing, Client may assign this contract to any person, firm, or entity acquiring a 50% of greater stake in Client (“Change of Control”).

12. Miscellaneous. (a) This Agreement shall be interpreted according to the laws of the state of California, without regard to its choice of law principles. (b) This Agreement shall inure to the benefit of and is binding on the parties hereto, their heirs, successors, and permitted assigns. (c) If either party breaches this Agreement and a lawsuit is brought thereon, the prevailing party shall be entitled to receive, as additional damages, reasonable attorney’s fees and costs. (d) The paragraph headings are for convenience only and do not limit, modify or interpret this Agreement. (e) In this Agreement when the text so indicates, the singular shall include the plural and vice-versa and the masculine, feminine and neuter genders shall also include the other genders. (f) If any provision of this Agreement or the application thereof, shall for any reason and to any extent be determined by a court of competent jurisdiction to be invalid or unenforceable under applicable law, the remaining provisions of this Agreement shall be interpreted so as best to reasonably effect the intent of the parties hereto. The parties further agree to replace any such invalid or unenforceable provisions with valid and enforceable provisions designed to achieve, to the extent possible, the business purposes and intent of such invalid and unenforceable provisions. (g) This Agreement represents the entire understanding of the parties and supersedes all prior negotiations and agreement with respect to the subject matter hereof: there are no other warranties, agreements or representations, whether written or oral, affecting this Agreement. (h) This Agreement (nor any provision hereof) cannot be waived, modified, altered or changed in whole or in part unless by writing signed by the affected parties. (i) Each party agrees to cooperate and execute any and all documents, filings and instructions necessary or appropriate to carry the objectives of this Agreement into effect. (j) The parties hereto shall not make any statements or take any positions, whether written or oral, with any third party, government agency or government instrumentality which are inconsistent with, or contrary to, this Agreement. (k) This Agreement and any amendment hereto can be signed in counterparts and each counterpart shall be considered as part of the original.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.

Violin Memory, Inc.		Catalyst Operating, a series of Newman Enterprises, LLC, a Delaware series LLC

By:	/s/ Mark Rosenblatt	By:	/s/ Jeffrey J. Newman
Name:	Mark Rosenblatt	Name:	Jeffrey J. Newman
Title:	Chairman	Title:	Series Manager and Chief Executive Officer

DATE:	3.21.09	DATE:	3.20.09

EXHIBIT A

ENGAGEMENT PROJECT

This Engagement Project is expressly incorporated into and made a part of the Consulting Services Agreement between the Parties.

Client Responsible Party:	Donald G. Basile, Chief Executive Officer (incoming)

Catalyst Responsible Party:	Jeffrey J. Newman, Chief Executive Officer

Catalyst Staff assigned:	Jeffrey J. Newman

1 Senior Sales Executive

1 Senior Technical Marketing Executive

1 Corporate Development Manager

1 Project Manager

A.	Definitions:

1.	“Catalyst Fellows” means individuals’ holding strategically significant positions, expertise or experience within Client’s area of business or industry or targeted area of business or industry.

2.	“Industry Intelligence Resource Program” refers to a program within Catalyst in which Catalyst Fellows interact with Client in the development, marketing and sales and/or licensing of Client’s products or services or investment transaction with Client.

3.	“Enterprise Targets” means mutually agreed upon companies or individuals with whom Client is interested in pursuing a potential Transaction (as such term is defined below) that are introduced to Company by Catalyst (each sometimes called a “target company”).

4.	“Transaction” means any sales or licensing transactions, loan transactions, merger or acquisition transactions or other transaction resulting, directly or indirectly, in the transfer of funds or assets to Client or its affiliates.

B.	Description of Engagement Project and Services to be Performed:

1.	Catalyst will identify, contact and solicit participation from Catalyst Fellows to interact with Client in the Industry Intelligence Resource Program.

2.	Client will create a series of Industry Advisory Boards (IAB) consisting of a 30 to 60 members overall. Client will actively review and accept nominations to the IAB, which are proposed by Catalyst including those recommended from the Enterprise Targets.

3.	Catalyst will engage approximately One Thousand (1000) Catalyst Fellows dispersed directly within enterprises operating inside relevant market segments, for Client to communicate with Client for the purpose of technology and company assessment, strategic planning, prospect identification and future revenue generation, partnership, or professional advice during the Term of this agreement. Catalyst will validate the progress and activity through written reports to Client. Catalyst shall provide a written target list within 30 days of the date hereof unless the parties mutually agree to a different date.

4.	Catalyst will assist Client in utilizing the Industry intelligence Resource Program and help recruit particular Catalyst Fellows of strong desire to Client, for the purpose of becoming Client Industry Advisory Board members.

5.	The consummation of any transaction or agreement by Client with an Enterprise Target or engagement of any Catalyst Fellow shall be under the sole discretion of Client.

6.	Catalyst shall act as an overlay to non-Catalyst fellow companies and assist the Client in developing high level contacts within those companies at the Client’s request.

C.	Service Fee Compensation:

Base Fee:

•

In consideration of Services to be rendered, Client will pay Catalyst a non-refundable fee in the amount of Seventy Thousand U.S. dollars ($70,000) per month (“Base Fee”). The first month’s Base Fee is due upon the Effective Date of this Agreement. After the first month, the Base Fee(s) shall accrue and will become payable by Client to Catalyst only after the appointment of Donald Basile as CEO of Client. Thereafter, Client shall pay the Base Fee on the first day of each succeeding month until the agreement is terminated.

Facility Fee:

Client will pay Catalyst a monthly fee of Six Thousand Seven Hundred Dollars for the term of this agreement for use of Catalyst facilities in San Jose California.

D.	Commission Compensation:

Unless the parties mutually agree to amend and extend the Term of this Agreement or enter into a new Consulting Services Agreement upon mutually agreeable terms, Client will pay Catalyst a Three and One Half percent (3.5%) commission fee based on the Net Revenues for any particular Transaction entered into with any Enterprise Target which has been accepted by Client during the term of this Agreement or within 3 months after Termination. The Commission shall apply to specific Opportunities identified by Catalyst plus “joint effort” Enterprise Targets agreed upon by Client and Catalyst, All commissions are due and payable thirty (30) days after Client receives a payment giving rise to the commission obligation from the Enterprise Target.

The “Net Revenue” means the amount actually received by Company from a Transaction with an Enterprise Target, less returns credits, allowances, adjustments, freight, taxes, insurance, and the value of any swap or trade-in products.

E.	Air Travel:

Catalyst shall be entitled to fly business class on any and all flights over six hours in time or upon international flights. All travel must be pre-approved by Client. Total expenses in excess of $10,000 per month must be preapproved by the Client.

F.	Equity Compensation:

It is the intent of the parties to create an equity compensation pool for Catalyst based on attained Net Revenue from Enterprise Targets. Both parties acknowledge that this equity pool for Catalyst compensation has been preapproved by the Board of Directors of the Client, subject to the closing of the Financing Round (as defined below).

1.	The maximum target for equity is a warrant exercisable for an aggregate of 2% of the Client’s fully diluted shares as of the closing of the Client’s next equity financing after the date of this Agreement (the “Financing Round”); such number is currently anticipated to be 640,000 shares based on expectations of a $6M round with $18M pre-money valuation (“Target Equity”), but the actual number of shares covered by the warrant will vary with the actual terms In the Financing Round. The warrant will be exercisable for that series of Client’s preferred stock issued in the Financing Round, with a strike price equal to the price at which such shares were sold.

2.	Warrant to partially vest for both sales to new Enterprises Targets and for reaching Revenue Goals.

3.	Warrant will vest with respect to 0.1 % of the Target Equity for each Enterprise Target with Net Revenue in excess of $20,000 with Client, up to a maximum of 20% of the Target Equity over the Term, By way of illustration and based upon current Financing Round expectations, for each Enterprise Target that places orders in excess of $20,000, warrant will vest with respect to 640 shares up to a maximum of 128,000 shares over the Term.

4.	Warrant will vest for with respect to 0.2% of the Target Equity or cash $100,000 of Net Revenue earned, up to a maximum of 40% of the Target Equity per twelve calendar months. By way of illustration and based upon current Financing Round expectations, for each $100,000 of Net Revenue, the warrant vest in 1,280 shares up to a maximum of 256,000 per twelve calendar months. In addition, if revenue goals of $20 million of Transaction revenue were attained in each year during the Term of this agreement, the warrant shall vest in full.

5.	Catalyst shall receive acceleration of Target Equity on Change of Control subsequent to the closing of the Financing Round, such that upon a Change of Control with Client subsequent to the closing of the Financing Round and prior to the expiration of the Term of this contract, the warrant will vest immediately in respect of the entire amount of Target Equity.

IN WITNESS WHEREOF: the parties have executed this Engagement Project as an Exhibit to the Consulting Services Agreement as of the effective date of the Consulting Services Agreement.

Violin Memory, Inc.		Catalyst Operating, a series of Newman Enterprises, LLC, a Delaware series LLC

By:	/s/ Mark Rosenblatt	By:	/s/ Jeffrey J. Newman
Name:	Mark Rosenblatt	Name:	Jeffrey J. Newman
Title:	Chairman	Title:	Series Manager and Chief Executive Officer

DATE:	3-21-09	DATE:	3-20-09